Exhibit 10(t)


February 26, 2001

Mr. William Ward
President
OTR Express, Inc.
P.O. Box 2819
Olathe, KS  66063

   Re:  Agreement Regarding Private Sale and Deficiency Balance

Dear Mr. Ward:

Reference is made to all of the financing arrangements by and between OTR Express, Inc. ("OTR") and Navistar Financial Corporation ("NFC"), evidenced by those Commercial Loan and Security Agreements (the "Agreements") of various dates by and between OTR and NFC, pursuant to which OTR is obligated and indebted to NFC in the approximate sum of $15,311,493.23 as of the date hereof.

OTR hereby acknowledges the existence of one or more events of default by OTR under the referenced financing arrangements, which are continuing as of the date hereof. OTR further acknowledges NFC's senior and exclusive lien and security interest in and to the equipment listed in Schedule A hereto (the "Equipment")

   OTR has requested and NFC has agreed that OTR shall freely surrender to NFC, from time to time, possession of certain groups or pieces of equipment (the "Surrendered Equipment"), and hereby consents to NFC's taking of said property. All remaining Equipment shall be retained by OTR and paid as agreed pursuant to the Agreements.

With regard to the Surrendered Equipment, OTR acknowledges that NFC shall notify OTR of a private sale of same. The notice shall provide for (a) a sale to be held on or after 10 days from the date of surrender; (b) the right to redeem the Surrendered Equipment, (c) the right to demand a public sale of the Surrendered Equipment, and (d) that NFC intends to pursue its claim against OTR for the amount of any deficiency due and owing. Notwithstanding the foregoing, OTR hereby waives any notice of private sale, the right to redeem and the right to demand a public sale of the Surrendered Equipment, and any other notices as may be required under applicable law.

OTR consents and agrees to the private sale or sales of the Surrendered Equipment and that the above-described sale or sales will be held in a commercially reasonable manner.

OTR agrees that it will not interfere with, or impede NFC or any of NFC's agents, successors or assigns in the liquidation of the Surrendered Equipment, but will, on the contrary, cooperate fully with NFC in its efforts to foreclose upon its lien and/or liquidate the Surrendered Equipment. OTR will instruct, cause and direct his agents, customers and employees to cooperate with NFC, and NFC's agents, successors or assigns.

OTR further affirms, confirms and ratifies the above stated indebtedness to NFC and acknowledges that it will remain liable for the deficiency, if any, after the disposition of the Surrendered Equipment. Nothing in this letter or elsewhere contained to the contrary shall constitute an acceptance by NFC as a discharge of OTR's obligations and indebtedness to NFC, except to the extent of NFC's net recovery from the disposition thereof.

Upon the return of the Surrendered Equipment, NFC shall credit OTR's outstanding obligations under the Agreements for the estimated value of the Surrendered Equipment in an amount as follows: (1) for each 1998 International tractor, the sum of $36,500; (2) for each 1999 International tractor, the sum of $46,000; (3) for each 1997 Utility and Trailmobile trailer the sum of $12,000; and (4) for each 2000 International 9400 tractor, the sum of $56,000; and (5) for each 2000 International 9900 tractor, the sum of $58,000 (collectively referred to as the "Allowed Credit").

The net payoff due on each piece of Surrendered Equipment as of the date of surrender, less the Allowed Credit shall equal the "Estimated Deficiency Balance." OTR shall sign a promissory note, in substantially the same form as Exhibit C attached hereto, in the sum of the Estimated Deficiency Balance. Once the Surrendered Equipment is sold, the promissory note shall be amended to reflect the amount of the "Actual Deficiency Balance." The Actual Deficiency Balance shall equal the payoff due on each piece of Surrendered Equipment as of the date of surrender, less the net sales price (net sales price shall be equal to the sales price less the costs of sale including, but not limited to, recovery costs, reconditioning fees, sales commissions, and reasonable attorneys fees and costs). In the event that the Actual Deficiency Balance is greater than the Estimated Deficiency Balance, the promissory note shall be amended upward by the excess of the Actual Deficiency Balance over the Estimated Deficiency Balance. In the event that the Actual Deficiency Balance is less than the Estimated Deficiency Balance, the promissory note shall be amended downward by the excess of the Estimated Deficiency Balance over the Actual Deficiency Balance.

   The initial promissory note entered into between OTR and NFC for the first group of Surrendered Equipment shall be amortized over a 60 month term at 8.5% interest, with interest only payments due until October 1, 2001. The terms of any subsequent promissory note on separate group(s) of Surrendered Equipment shall be mutually agreed upon by OTR and NFC.

NFC, by its acceptance hereof, shall not be deemed to have, nor will assert that NFC has, waived or relinquished any rights and remedies provided under the financing arrangements, or at law or in equity, all of which rights and remedies are cumulative and not exclusive. NFC's exercise, non-exercise, or delay or forbearance in the exercise, of any such right or remedy shall not be deemed or asserted to constitute a waiver or relinquishment thereof or to preclude the simultaneous or subsequent exercise by the occurrence, continuation or reoccurrence of the same or any other facts, circumstances, events or defaults giving rise thereto or to the right to the exercise thereof.

This agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Illinois. If any provision (or any part of any provision) contained in this agreement shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this agreement, and this agreement shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein and the remaining provisions of this agreement shall remain in full force and effect.

OTR AND NFC HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE
THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY TRANSACTION CONTEMPLATED IN CONNECTION HEREWITH, OR COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR NFC ENTERING INTO THIS AGREEMENT.
Sincerely yours,

NAVISTAR FINANCIAL CORPORATION



/s/ Richard Curtiss
Richard Curtiss
Regional Operations Manager
                                     Acknowledged:

                                     OTR Express, Inc.




                                     By:    /s/ William P. Ward
                                             William Ward
                                             Its: President